Mastercard Statement on Suspension of Russian Operations

March 5, 2022

For more than a week, the world has watched the shocking and devastating events resulting from the Russian invasion of Ukraine. Our colleagues, our customers and our partners have been affected in ways that most of us could not imagine.

We have previously shared the steps we have taken in response to these events, with the well-being and safety of our employees being our first and foremost priority. And as we have navigated and complied with our regulatory commitments, we have been in constant dialogue with our customers, partners and governments. We’ve received perspectives from our employees, in addition to people across the industry, consumers and our shareholders. We have also considered what would be most important to support the continued availability of services, if possible, to impacted people in the region.

It’s with all of this in mind – and noting the unprecedented nature of the current conflict and the uncertain economic environment – we have decided to suspend our network services in Russia.

This decision flows from our recent action to block multiple financial institutions from the Mastercard payment network, as required by regulators globally.

With this action, cards issued by Russian banks will no longer be supported by the Mastercard network regardless of where they’re used - inside or outside of Russia. And, any Mastercard issued outside of the country will not work at Russian merchants or ATMs.*

We don’t take this decision lightly. Mastercard has operated in Russia for more than 25 years. We have nearly 200 colleagues there who make this company so critical to many stakeholders. As we take these steps, we will continue to focus on their safety and well-being, including continuing to provide pay and benefits. When it is appropriate, and if it is permissible under the law, we will use their passion and creativity to work to restore operations.

In the meantime, our teams across the region and around the world will continue to enable and advance our global business, supporting our customers in other geographies where we currently do business. As they do, we will remain vigilant to ensure the safety and security of the global payments ecosystem and our network. Our Cyber & Intelligence teams will continue to work with governments and partners around the world to ensure that stability, integrity and resiliency of our systems continue to guide our operations and response to potential cyber-attacks.

These have been and will continue to be very difficult days – most of all for our employees and their families in Ukraine; for our colleagues with relatives and friends in the region; for our colleagues in Russia; and for the rest of us who are watching from afar.

As we take this step, we join with so many others in hoping for and committing to a more positive, productive and peaceful future for us all.

*Note – The fifth paragraph of this statement was updated on March 6 to clarify that all domestic transactions in Russia are mandated to be processed over a switch run by the central bank. Once the suspension of Mastercard network services is completed in the coming days, the company will have nothing to do with these transactions, including any ability to block them.

The same holds for Mir cards. There is no connection between our brands. In fact, they are a competitor and we have no capacity to impact its operations.